Exhibit 11
    AVAX Technologies, Inc.
    Computation of Earnings (Loss) Per Share

                                                                                                          Six               Six
       Month of                              Months O/S      Weighted      Year          Year            Months            Months
     Issuance For              Number of     Each Given      Average      Ended         Ended            Ended              Ended
     F/S Purposes                Shares         Year          Shares       1995          1996          30-Jun-96          30-Jun-97

    January '90                582,500                                    582,500         582,500          582,500          582,500

    August '91                 230,000                                    230,000         230,000          230,000          230,000

    June '92                   287,098                                    287,098         287,098          287,098          287,098

    Series A Preferred:
    June '92                   259,375                                     (a)            (a)            (a)
    July '92                    59,375
    Sept '92                     3,125
                               321,875                                    321,875

    July '93                     7,358
    November '93                 1,359
                                 8,717                                     8,717           8,717           8,717             8,717

    July '94                     3,750                              -      3,750           3,750           3,750             3,750

    April '95                 (111,330)        8.5           (78,859)    (78,859)
    May '95                   (196,618)        7.5          (122,886)    (122,886)
    September '95              402,490         3.5           117,393     (b)
    November '95             1,374,728         2.5           286,402     (b)
                             1,469,270                       202,050                    1,469,270        1,469,270        1,469,270

    March '96                  (77,901)        9.5           (61,672)                                     (45,442)
    May & June '96             321,875         7             187,760                                        53,646
    May & June '96             129,099         7              75,308                                       21,517
    June '96                       500         6.5               271                                           42
    July '96 (d)                46,875         5.5            21,484
                               420,448                       223,152                      223,152                           420,448

    June '97 (g)               371,755         0.5            15,490                                                        15,490

    Cheap Shares:
    September and
       November '95          1,777,218
    Treasury Shares             (1,814)
                             1,775,404                                  1,775,404

    June '96                     9,375
    Treasury Shares                (96)
                                 9,279                                     9,279           9,279           9,279             9,279

    CheapWarrants (c):
    January and February '96
    and August '95             120,000
    Treasury Shares             (1,225)
                               118,775                                    118,775         118,775          118,775          118,775

    June, July and ( f )
    September '92 warrants      35,337
    Treasury Shares            (23,348)
                                11,989                                    11,989          11,989           11,989           11,989

    Cheap Options (e)
    May '96                    318,873
    Treasury Shares            (81,345)
                               237,528                                    237,528         237,528          237,528          237,528

    AVAX Technologies, Inc.
    Computation of Earnings (Loss) Per Share (continued)






    Weighted Average Shares                                 3,385,171         3,182,058      2,988,668            3,394,844

    Net Income (Loss) Attributable to Common Stockholders     642,282        (2,668,586)    (1,636,821)          (2,098,301)
    Net Income (Loss) Per Share                            $     0.19       $     (0.84)   $     (0.55)         $     (0.62)

    (a)- Not included because it would be anti-dilutive

    (b - see cheap shares

    (c)- represents bridge loan warrants (100,000) issued within one year of IPO, exercised after June '96 Also includes 20,000 bridge placement warrants issued within one year of IPO, not yet exercised, and excludes 11,250 bridge placement warrants issued prior to June '95, not yet exercised (20,000 + 11,250 = 31,250 total bridge placement warrants)

    (d)- represents the non-cheap portion of the bridge warrants exercised in July issued prior to June '95 (9,375 + 100,000 + 46,875 = 156,250 total bridge warrants)

    (e)- 252,500 options issued to Officers and an employee in September not considered cheap options since issued subsequent to IPO and not included because it would be anti-dilutive

    (f)- represents additional warrants, exercised in June '97 in cashless exercise, issued under anti-dilution provisions within one year of IPO

    (g)- includes 14,433 additional warrants, exercised in June '97 in a cashless exercise, issued under anti-dilution provisions more than one year prior to IPO

    AVAX Technologies, Inc.
    Computation of Supplementary Earnings (Loss) Per Share


                                                                                                             Six          Six
                                                                                              Year          Months        Months
                                                                                             Ended          Ended          Ended
                                                                                             1996        30-Jun-96      30-Jun-97


    Net Income (Loss) Attributable to Common Stockholders                                 (2,668,586)    (1,636,821)  (2,098,301)

    Interest on Debt Repaid                                                                   55,247         55,247           -
    Deferred Financing Cost related to Debt Repaid                                               -              -             -
                                                                                          ----------     ----------   ----------
    Supplementary Net Income (Loss)                                                       (2,613,339)    (1,581,574)  (2,098,301)
                                                                                           ---------      ---------   ----------
    Weighted Average Shares                                                                3,182,058      2,988,668    3,394,844

    Additional Shares:
    Conversion of Series A Preferred                                                         321,875        321,875       (f)
    Less:Series A Preferred included in primary calculation                                 (187,760)             -           -
    Common Stock Equivalents sold to retire debt                                             320,664        320,664      320,664
                                                                                           ---------      ---------    ---------
    Supplementary Weighted Average Shares                                                  3,636,837      3,631,207    3,715,508
                                                                                            ---------      --------    ---------
    Supplementary Net Income (Loss) per share                                                $ (0.72)       $ (0.44)     $ (0.56)



    (f) - Included in weighted average shares for primary calculation